Exhibit 107

Calculation of Filing Fee Tables

Form F-4

(Form Type)

BROOKFIELD ASSET MANAGEMENT LTD.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to be Paid	Equity	Class A limited voting shares of Brookfield Asset Management Ltd.(1)	Other(2)	32,770,648(1)	—	$1,101,219,576(2)	0.00011020	$121,355(3)

Fees Previously Paid	—	—	—	—	—	—	—	—

	Total Offering Amounts					$1,101,219,576		$121,355

	Total Fees Previously Paid							$—

	Total Fee Offsets							$—

	Net Fee Due							$121,355

(1)

Represents the estimated maximum number of class A limited voting shares of Brookfield Asset Management Ltd. (“BAM” and such shares, the “BAM Class A Stock”) to be issued upon completion of the merger described in the joint proxy statement/prospectus contained herein (the “Merger”) with American Equity Investment Life Holding Company (“AEL”). This number is based on the product of (i) 0.49707, the exchange ratio of BAM Class A Stock for common shares of AEL, par value $1.00 per share (collectively, the “AEL Common Stock”), subject to adjustment based on the BAM Class A Stock price and (ii) 65,927,632, the maximum possible number of shares of AEL Common Stock which may be exchanged in connection with the Merger (consisting of 77,953,429 issued and outstanding shares of AEL Common Stock, plus 363,060 shares of AEL Common Stock underlying “Company Restricted Stock”, plus 419,230 shares of AEL Common Stock underlying outstanding “Company RSUs”, plus 1,517,347 shares of AEL Common Stock underlying outstanding “Company PSUs” (assuming the achievement of maximum performance), plus 1,560,729 shares of Common Stock underlying “Company Options” entitled to receive the excess, if any, of the “Merger Consideration” of $55.00 per share over the applicable per share exercise price, minus 15,886,163 shares of AEL Common Stock held by “Parent Group Shareholders”, each as defined in the Agreement and Plan of Merger included as Annex A to the joint proxy statement/prospectus contained herein).

(2)

In connection with the Merger, each share of AEL Common Stock will be converted into the right to receive, at most, aggregate consideration of $56.50 per share of AEL Common Stock, consisting of (i) $38.85 per share in cash (representing approximately 68.76% of the aggregate consideration) from Brookfield Reinsurance Ltd., a Bermuda exempted company limited by shares (“Parent”), and (ii) a number of shares of BAM Class A Stock with a value of $17.65 per share of AEL Common Stock (representing approximately 31.24% of such aggregate consideration). Pursuant to Rules 457(c), 457(f)(1) and 457(f)(3) promulgated under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”) and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is the product of (i) the quotient obtained by dividing $17.65 by $56.50, representing the percentage interest of AEL received by BNRE in connection with the exchange of BAM Class A Stock for AEL Common Stock in the Merger, (ii) $53.47, the average of the high and low prices per share of AEL Common Stock on the New York Stock Exchange on August 25, 2023, and (iii) 65,927,632, the maximum possible number of shares of AEL Common Stock which may be exchanged in connection with the Merger, rounded up to the nearest whole dollar.

(3)

Computed in accordance with Rule 457(f) under the Securities Act to be $121,355, which is equal to the product of (i) 0.00011020, the current filing fee rate of the Securities and Exchange Commission, and (ii) $1,101,219,576, the proposed maximum aggregate offering price, rounded up to the nearest whole dollar.